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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
York International Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-73081) on Form S-8 of York International Corporation of our report dated June 9, 2000, relating to the statements of net assets available for benefits of the Bristol Compressors Thrift and Retirement Plan as of December 29, 1999 and September 30, 1999, the related statement of changes in net assets available for benefits for the three-month period ended December 29, 1999, and the related schedule as of December 29, 1999, which report appears elsewhere in this Form 11-K.

                                       /s/ KPMG LLP

Harrisburg, Pennsylvania
June 22, 2000


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